Exhibit 10.1
Execution Copy

March 1, 2018

Dr. Peter Maag

Chief Executive Officer

CareDx, Inc.

3260 Bayshore Blvd

Brisbane, CA 94005

Dear Dr. Maag:

CareDx, Inc. (the “Borrower”) has requested the commitment of Perceptive Credit Holdings II, LP (the “Lender” or “Perceptive”) to provide financing to the Borrower in the form of a Senior Term Loan Facility in an aggregate principal amount not to exceed $35,000,000 (the “Facility”).  Perceptive has agreed to provide such commitment on the terms set forth in this letter (the “Commitment Letter”).  The proceeds of the Facility will be used for general corporate purposes, including, without limitation, business development and licensing purposes, the refinancing of existing debt and the payment of fees and expenses associated with the negotiation, execution and implementation of the Facility.  The terms and provisions governing the Facility will be substantially as set forth in the draft of the documents set forth on Exhibit A hereto, with such changes which have been previously agreed to by the parties and further changes which are satisfactory to the Lender in its reasonable discretion, including the determination of financial covenants calculated in accordance with the draft Credit Agreement and Guaranty described on Exhibit A hereto.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Documentation (as defined in Exhibit B hereto).

1.Commitments

Perceptive agrees to make a loan to you in an aggregate principal amount not to exceed $25,000,000 (the “Tranche A Term Loan”), subject only to the conditions set forth in Exhibit B to this Commitment Letter.  At the Borrower’s option, the Tranche A Term Loan shall be in a principal amount of either $15,000,000 or $25,000,000, it being understood that in the event that the Tranche A Term Loan is $15,000,000, the Lender’s commitment to provide any additional amount of the Tranche A Term Loan shall immediately expire without any further action.  The Lender agrees upon the satisfaction (or waiver by the Lender) of all such conditions, the Lender shall disburse the Tranche A Term Loan to the Borrower (the “Closing Date”).

In addition, Perceptive also agrees to provide a Tranche B Term Loan to you in an aggregate principal amount of $10,000,000 (the “Tranche B Term Loan”), which may be borrowed on the Closing Date or within the one-year period following the Closing Date, subject only to the conditions set forth in Exhibit C to this Commitment Letter.  The Lender agrees upon the satisfaction (or waiver by the Lender) of all such conditions, the Lender shall disburse the Tranche B Term Loan to the Borrower.

2.Fees and Expenses

As a condition to our commitment to provide the Facility, promptly upon the execution and delivery of this Commitment Letter by the Borrower, as consideration for the commitments and agreements of the Lender hereunder, you agree to pay a nonrefundable commitment fee to the Lender in the amount equal to $262,500 (the “Commitment Fee”).  The Commitment Fee shall be fully earned upon becoming due and payable in accordance with the terms hereof, and shall be in addition to any other fees, costs and expenses payable pursuant to the Loan Documentation.

In addition, as a condition to our commitment to provide the Facility, promptly upon the execution and delivery of this Commitment Letter by the Borrower, you agree to pay Perceptive for all of its out-of-pocket fees, costs and expenses outstanding as of the date hereof (including, without limitation, the documented fees and expenses of legal counsel to Perceptive) less any deposits (the “Expense Deposit”) paid by the Borrower prior to the date hereof with respect to the Facility.  You also agree to reimburse us, regardless of whether or not the Closing Date occurs, for all of our reasonable out-of-pocket expenses (including, but not limited to, reasonably and documented attorneys’ fees) incurred from the date hereof through the earlier of the Closing Date or the termination of this Commitment Letter.

3.Indemnification

You agree to indemnify and hold harmless Perceptive and its officers, directors, employees, agents, advisors, controlling persons, members and other representatives and the successors and assigns of each of the foregoing (each, an "Indemnified Person") from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, claims, damages, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Person, joint or several, to which any such Indemnified Person may become subject arising out of or in connection or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) with this Commitment Letter, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of their respective affiliates or equity holders); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from (i) the willful misconduct or gross negligence of (A) such Indemnified Person, (B) any of such Indemnified Person's controlled affiliates, (C) any of its or their respective officers, directors, or employees or (D) to the extent acting on behalf of, or at the express instructions of, such Indemnified Person or controlled affiliate, any of its or their respective agents, in each case described in (B), (C) or (D) who are involved in the due diligence or negotiation of the Facility, (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person's controlled affiliates under this Commitment Letter or the Loan Documentation or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any violation of this Commitment Letter by you.  You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Facility, except to the extent of your direct, as opposed to special, indirect, consequential or punitive, damages.  We agree that, notwithstanding any other provision of this Commitment Letter, you shall have no liability (whether direct or indirect, in contract or tort or otherwise) to us or any Indemnified Person or any other person arising out of, related to or in connection with any aspect of the Facility, except to the extent of our or such person’s direct, as opposed to special, indirect, consequential or punitive, damages.

4.Confidentiality

The Lender shall treat confidentially all information received by them from the Borrower or its affiliates and representatives in connection with the transactions and only use such information for the purposes of providing the Facility contemplated by this Commitment Letter; provided, however, nothing herein shall prevent the Lender from disclosing any such information (a)  to any participants or prospective lenders or participants and financing sources for Perceptive and its affiliates and related funds to obtain financing for its commitments hereunder, provided that such parties agree to be bound by this Section 4, (b) in any legal, judicial, or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case the Lender shall promptly notify you, in advance, to the extent permitted by law, rule or regulation), (c) upon the request or demand of any governmental or regulatory authority having jurisdiction over the Lender or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of the Lender by any governmental or regulatory authority having jurisdiction over the Lender or its affiliates (in which case the Lender shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) to the officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents of the Lender (collectively, “Representatives”) on a “need-to-know” basis and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential and the Lender shall be responsible for the compliance of its Representatives with this paragraph, (e) to any of its affiliates and Representatives of its affiliates on a “need-to-know” basis (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and the Lender shall be responsible for the compliance of its affiliates and Representatives of its affiliates with this paragraph) solely in connection with the Facilities and the related transactions, (f) to the extent any such information becomes publicly available other than by reason of disclosure by the Lender, its affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to the Borrower or their affiliates, (g) for purposes of establishing any defense, and (h) to the extent that such information is received by the Lender from a third party that is not known by the Lender to be subject to confidentiality obligations to the Borrower or its affiliates; provided, the disclosure of any such information to any prospective lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lender, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the customary market standards for dissemination of such type of information, in the event of any electronic access through an electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you.  The Lender’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Loan Documentation upon the execution and delivery thereof; provided that if, and to the extent, the Loan Documentation is not executed and delivered by each of the Borrower and the Lender, Lender’s obligations under this paragraph shall automatically terminate two (2) years following the date of this Commitment Letter.

5.Exclusivity

As consideration for the commitments and agreements of the Lender hereunder, the Borrower agrees to deal exclusively with Lender with respect to debt financings for the benefit of the Borrower or any of its subsidiaries during the period from and after the execution and delivery of the Commitment Letter and ending on the earlier to occur of (i) April 15, 2018, and (ii) the Closing Date of the Facility.

6.Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void).  This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein).  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Perceptive and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a "pdf" or "tif") shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

8.Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

9.Surviving Provisions.

The Lender’s obligations under this paragraph shall automatically terminate and be superseded by the provisions in the Loan Documentation upon the execution and delivery thereof.

Upon the termination of this Commitment Letter prior to the closing of the Facility, the parties agree that the compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect.

10.Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time on March 1, 2018.  Perceptive’s commitment hereunder, and our agreement to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding commitment on us only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 10.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on April 15, 2018, then this Commitment Letter and Perceptive’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension in writing.

[Remainder of Page Intentionally Blank]

Very truly yours,

PERCEPTIVE CREDIT HOLDINGS II, LP

By: Perceptive Credit Opportunities GP, LLC
its general partner

By: /s/ Sandeep Dixit

Name: Sandeep Dixit

Title: Chief Credit Officer

By: /s/ Sam Chawla

Name: Sam Chawla

Title: Portfolio Manager

Agreed and Accepted this 1st day of March, 2018

CareDx, Inc.

By:/s/ Peter Maag

Name: Peter Maag

Title: Chief Executive Officer

Signature Page to Commitment Letter

EXHIBIT A

LOAN DOCUMENTATION

1.Credit Agreement and Guaranty (draft dated February 28, 2018)

2.Security Agreement (draft dated February 22, 2018)

3.Warrant (draft dated February 27, 2018); provided that (i) the Tranche A Warrant shall provide for the purchase of either (x) 140,000 Common Shares (subject to adjustment for recapitalizations, stock dividends, stock splits and similar transactions) of the Borrower if the Tranche A Term Loan is $15,000,000, or (y) 233,333 Common Shares (subject to adjustment for recapitalizations, stock dividends, stock splits and similar transactions) if the Tranche A Term Loan is $25,000,000, (the “Tranche A Warrant”) and (ii) the Tranche B Warrant, if any, shall provide for the purchase an additional 93,333 Common Shares (subject to adjustment for recapitalizations, stock dividends, stock splits and similar transactions) (the “Tranche B Warrant”).

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EXHIBIT B

TRANCHE A CLOSING CONDITIONS

The obligation of the Lender to close and make available the Tranche A Term Loan under the Facility on the Closing Date is subject only to the execution and delivery of the definitive loan documents by the Borrower and the Lender, which shall be in form and substance satisfactory to the Lender in its reasonable discretion (provided that the Lender hereby agrees that the drafts of the documents set forth on Exhibit A hereto with such changes which have been previously agreed to by the parties and further changes which are reasonably satisfactory to the Lender, including the determination of financial covenants calculated in accordance with the draft Credit Agreement and Guaranty described on Exhibit A hereto) (the “Loan Documentation”), and the prior or concurrent satisfaction (or waiver thereof by the Lender) of each of the following conditions precedent:

(a)Secretary’s Certificate, Etc.  The Lender shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Obligor and (ii) a certificate, substantially in the form delivered to the Lender on February 19, 2018, dated as of the Closing Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member, general partner or equivalent, as to:

(i)resolutions of each such Obligor’s board of directors then in full force and effect authorizing the execution, delivery and performance of each loan document to be executed by such Obligor and the transactions contemplated thereunder;

(ii)the incumbency and signatures of those of its officers, managing member, general partner or equivalent authorized to act with respect to each loan document to be executed by such Obligor; and

(iii)copies of the certificate of incorporation, bylaws or similar governing document of such Obligor.

(b)Closing Date Certificate.  The Lender shall have received a certificate, dated as of the Closing Date and duly executed and delivered by a responsible officer of the Borrower, which certificate shall state that (i) both immediately before and after giving effect to the borrowing of the Tranche A Term Loan, (x) the representations and warranties set forth in the Loan Documentation shall, in each case, be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), (y) no default shall have then occurred and be continuing, or would result from the making of the loans being advanced on the Closing Date, and (ii) that all of the conditions set forth in the Loan Documentation have been satisfied or waived by the Lender.

(c)Solvency, Etc.  The Lender shall have received a solvency certificate, substantially in the form delivered by the Lender on February 22, 2018, duly executed and

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delivered by the chief financial or accounting officer of the Borrower, dated as of the Closing Date.

(d)	Financial Information, Etc. The Lender shall have received:

(i)audited consolidated financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2016; provided that the Borrower’s filing of an Annual Report on Form 10-K with the SEC with respect thereto shall be deemed to satisfy the requirements of this Section; and

(ii)unaudited consolidated balance sheets of the Borrower and its subsidiaries for each fiscal quarter ended after December 31, 2016, other than fiscal quarter ended December 31, 2017, together with the related consolidated statement of operations for such fiscal quarter; provided that the Borrower’s filing of a Quarterly Report on Form 10-Q with the SEC with respect to each such quarter shall be deemed to satisfy the requirements of this Section.

(e)Compliance Certificate.  The Lender shall have received a compliance certificate, prepared on a pro forma basis as of the Closing Date demonstrating compliance with the financial covenants set forth in the Loan Documentation, duly executed (and with all schedules thereto duly completed) and delivered by a responsible officer of the Borrower.

(f)Opinions of Counsel. The Lender shall have an opinion, dated the Closing Date and addressed to the Lender, from Paul Hastings LLP, independent legal counsel to the Borrower and the other Obligors, substantially in the form delivered to the Lender on February 22, 2018.

(g)Material Adverse Change.  No material adverse change shall have occurred since December 31, 2017.

(h)Fees and Expenses, Etc.  The Lender shall have received, for its own account, the costs and expenses due and payable to it on the Closing Date in accordance with the Commitment Letter and a fee equal to 1.75% of the Tranche A Term Loan borrowed by the Borrower on the Closing Date, minus the Commitment Fee (the “Tranche A Term Loan Closing Fee”).

(i)Perfection Certificate. The Lender shall have received a fully completed perfection certificate, dated as of the Closing Date, substantially in the form delivered to the Lender on February 12, 2018, duly executed and delivered by a responsible officer of the Borrower.

(j)Delivery of Notes.  If the Lender has so requested, the Lender shall have received a note for its loan, substantially in the form delivered by the Lender on February 22, 2018, duly executed and delivered by a responsible officer of the Borrower.

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(k)Security Documents. The Lender shall have received executed counterparts of a security agreement (substantially in the form delivered by the Lender on February 22, 2018), a Swedish pledge agreement (in a form to be agreed to by the parties and consistent with the security agreement) and short-form intellectual property security agreements (substantially in the form delivered to the Lender on February 22, 2018), each dated as of the Closing Date, duly executed and delivered by each Obligor, together with:

(i)delivery of all certificates (in the case of equity interests that are securities (as defined in the NY UCC)) evidencing the issued and outstanding capital securities owned by each Obligor that are required to be pledged under such security agreement to the extent certificated, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank or, in the case of equity interests that are uncertificated securities (as defined in the NY UCC), confirmation and evidence reasonably satisfactory to the Lender that such security interest required to be pledged therein under such security agreement has been transferred to and perfected by the Lender in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such equity interests.  For purposes hereof, “NY UCC” shall mean the Uniform Commercial Code as in effect in the state of New York;

(ii)financing statements naming each Obligor as a debtor and the Lender as the secured party (for the benefit of all other secured parties) or other similar instruments or documents, in each case suitable for filing, to be filed under the Uniform Commercial Code (or equivalent law) of all jurisdictions as may be necessary to perfect the liens of the Lender, pursuant to such security agreement;

(iii)UCC-1 (or equivalent) Lien searches reasonably satisfactory in scope and substance to the Administrative Agent covering each Obligor and its properties;

(iv)UCC‑3 termination statements, or equivalent, as may be necessary to release all liens and other rights of any person in any collateral of any Obligor described in such security agreement previously granted by any person;

(v)evidence that all deposit accounts, securities accounts and commodity accounts (other than accounts used for payroll, fiduciary and other trust accounts, government receivables accounts, and accounts to support letter of credit obligations of an Obligor) of each Obligor are subject to an account control agreement in favor of the Lender, in form and substance reasonably acceptable to the Lender.

(l)Warrant.  The Lender shall have received the executed Tranche A Warrant, dated as of the Closing Date, in form and substance reasonably acceptable to the Lender and substantially in the form of the draft delivered to the Borrower on February 27, 2018.

(m)Insurance.  The Lender shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by the Obligors and their respective subsidiaries pursuant to the Loan Documentation and the designation of the Lender as

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the Borrower’s loss payee or additional insured, as applicable, with any applicable endorsements therefor to be delivered upon receipt by the Borrower (which the Lender agrees may be after the Closing Date).

(n)Pay‑Off Letter.  The Lender shall have received an executed pay‑off letter terminating and cancelling the indebtedness to be repaid on the Closing Date in full, in form and substance reasonably acceptable to the Lender.

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EXHIBIT C

TRANCHE B CLOSING CONDITIONS

The obligation of the Lender to make available the Tranche B Term Loan under the Facility is subject only to each of the following conditions precedent:

(a)Tranche B Term Loan Borrowing Date Certificate.  The Lender shall have received a certificate, dated as of the proposed Tranche B Term Loan Borrowing Date and duly executed and delivered by a Responsible Officer of the Borrower stating that (i) both immediately before and after giving effect to the Borrowing, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the making of the Loans being advanced on the proposed Tranche B Term Loan Borrowing Date and (ii) the condition set forth in clause (b) below has been satisfied or waived by the Lender.

(b)Minimum Product Revenue.  The consolidated Product Revenue of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ended on the last day of the fiscal quarter before the proposed Tranche B Term Loan Borrowing Date shall be not less than $47,000,000.

(c)Warrant.  The Lender shall have received the executed Tranche B Warrant, dated as of the Tranche B Term Loan Borrowing Date, in form and substance reasonably acceptable to the Lender and substantially in the form of the Tranche A Warrant (other than with respect to the amount of shares and exercise period thereof).

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